Hanover Compressor Company

More Than a Compressor Company™

Press Information

Houston, December 18, 2006

Hanover Compressor Company Issues Call for Partial Redemption
of 7 1/4% Convertible Preferred and Common Securities

Hanover Compressor Company (NYSE:HC) announced today the call for redemption on January 4, 2007, of $20,871,000 aggregate principal amount of the Convertible Junior Subordinated Debentures Due 2029 (the “Debentures”). All of the Debentures are owned by Hanover Compressor Capital Trust (the “Trust”) and the Trust is required to use the proceeds received from such redemption to redeem $20,245,000 aggregate liquidation amount of its 7 1/4% Convertible Preferred Securities (CUSIP NO. 41076M3 02) and $626,000 aggregate liquidation amount of its 7 1/4% Convertible Common Securities. Hanover Compressor Company owns all of the Common Securities of the Trust.

The Preferred Securities to be redeemed will be selected in accordance with the applicable procedures of The Depository Trust Company for partial redemptions.

Prior to 5:00 p.m., Eastern Time, on January 3, 2007, holders may convert their Preferred Securities called for redemption on the basis of one Preferred Security per $50 principal amount of Debentures which will then be immediately converted into shares of Hanover Compressor Company common stock at a price of approximately $17.875 per share, or 2.7972 shares of Hanover Compressor Company common stock per $50 principal amount. Cash will be paid in lieu of fractional shares. On December 14, 2006 the closing price of Hanover Compressor Company common stock on the New York Stock Exchange was $20.42 per share.

Alternatively, holders may have their Preferred Securities that have been called for redemption, redeemed on January 4, 2007. Upon redemption, holders will receive $50 for each of their Preferred Securities, plus accrued and unpaid distributions thereon from December 15, 2006 up to but not including January 4, 2007. Any of the Preferred Securities called for redemption and not converted on or before 5:00 p.m., Eastern Time, on January 3, 2007, will be automatically redeemed on January 4, 2007 and no further distributions will accrue.

Holders of the Preferred Securities should complete the appropriate instruction form for redemption or conversion, as applicable, pursuant to The Depository Trust Company’s book-entry system and follow such other directions as instructed by The Depository Trust Company.

About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com